Exhibit 7

                                    C/255/110

                          Tel-Aviv, ____________, 2003

[Lenders]

Ladies and Gentlemen:

            We have acted as counsel to Commtouch Software Ltd., a company organized under the laws of the State of Israel (the "Company") in connection with the execution and delivery of the Convertible Loan Agreement dated as of ______, 2003, among the Company and the Lenders listed on Exhibit A thereto (the "Agreement"). Each capitalized term not otherwise defined herein shall have the meaning set forth in the Agreement.

            In connection with this opinion we have examined the originals, or certified, conformed or reproduction copies of all records, agreements, instruments and documents, as we have deemed necessary or appropriate for the purposes of this opinion.

            We have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and the legal capacity of all signatories to such documents. Furthermore, we have assumed the legal capacity of all natural persons and, as to documents executed by the Lenders, that each such person or entity executing documents had the power to enter into and perform its obligations under such documents, and that such documents have been duly authorized, executed and delivered by, and are binding on and enforceable against, such persons and entities. As to matters of fact, we have relied upon: (i) certificates of public officials and officers of the Company and the Lenders, (ii) representations and warranties of the Company and the Lenders contained in the Agreement; (iii) confirmation to us by the Company of the factual statements contained in this letter.

            We have not undertaken any independent investigation to determine the existence or absence of such facts and have not conducted a "due diligence" review of the Company. We have not examined any records of court, administrative tribunal or other similar entity in connection with our opinions expressed herein.

            Our opinion below is further subject to the following qualifications and exceptions:

            (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

            (ii)  the  effect  of  foreign  laws,  judicial   determinations  or
governmental actions affecting creditors' rights or the Company's performance of its obligations under the Agreement;

            (iii) limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of any documents referred to herein and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material; and

            (iv) our opinions expressed herein are based upon current statutes, rules, regulations, cases and official interpretive opinions which, in our experience, are normally applicable to the type of transaction provided for in the Agreement.

            Based upon the foregoing, and further subject to the assumptions, qualifications and exceptions set forth above, we hereby advise you that in our opinion:

1. The Company is a company duly organized and validly existing under the laws of the State of Israel with the corporate power and authority to own and operate (or lease, as the case may be) its properties and to carry on its business as it is now conducted.

2. The Company has the corporate power and authority to enter into and perform the Loan Documents to which it is a party, and, assuming shareholder approval of the increase in registered capital requisite for the issuance of Shares in the Second Closing, has taken all necessary corporate action under Israeli law on the part of the Company, its directors and its shareholders to authorize the execution, delivery and performance of the Loan Documents to which it is a party.

3. No authorization, consent, approval, license, exemption of, or filing or registration with, any governmental authority, or approval or consent of any other Person, is required for the due execution, delivery or performance by, or enforcement against, the Company of the Loan Documents to which it is a party, except for recordings or filings in connection with the perfection of the Liens on the Collateral in favor of the Collateral Agent, the approval of the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade, and the approval of the Investment Center of the State of Israel, and further assuming the Company's compliance with its obligation to pay the Other Charges under Section 12 of the Agreement.


                                       2
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4.    The Loan Documents to which the Company is a party have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms assuming the Company's compliance with its obligation to pay the Other Charges under Section 12 of the Agreement.

5. The execution, delivery and performance by the Company of the Loan Documents to which it is a party will not (i) violate or be in conflict with any provision of its memorandum or articles of association assuming shareholder approval of the increase in registered capital requisite for the issuance of Shares in the Second Closing, (ii) to the best of our knowledge, violate or be in conflict with any law or regulation having applicability to the Company, (iii) violate or contravene any judgment, decree, injunction, writ or order of any court, or any arbitrator or other governmental authority, having jurisdiction over the Company or the Company's properties or by which the Company may be bound, or (iv) violate any material agreement that has been filed by the Company with the Commission and to which the Company is a party.

6. To our knowledge, no litigation or other proceedings are pending or threatened against the Company or its properties before any court, arbitrator or governmental agency or authority with respect to the Loan Documents or which, if determined adversely to the Company, would be likely to have a Material Adverse Effect, except for the class action lawsuit currently pending in the United States in which we are not representing the Company. We have been advised by the Company that the class action lawsuit is currently pending in the United States District Court for the Northern District of California (Master file number CV-01-0719-WHA) against the Company and certain of its officers and a
      director,   alleging  violations  of  the  antifraud   provisions  of  the
      Securities Exchange Act of 1934 arising from the Company's financial statements.

            We express no opinion herein concerning any law other than the law of the State of Israel.

            This letter has been furnished to you at the request of the Company pursuant to Section 4.2(g) of the Convertible Loan Agreement for your use in connection with the Agreement and any related document, instrument or agreement, and may not be relied upon by you or any other person for any other purpose without our consent; provided you may deliver a copy to your legal counsel in connection with the Convertible Loan Agreement and any prospective assignee of any Lender, and such legal counsel and any assignee of any Lender shall be entitled to rely hereon, provided, however, that certain of the regulatory approvals may not be valid with respect to an assignee.

                                             Very truly yours,


                                             Naschitz, Brandes & Co.